Exhibit 10.5

GUARANTEE

GUARANTEE, dated as of December 19, 2008, of Transocean Ltd., a Swiss corporation (the “Guarantor”).

The Guarantor, for value received, hereby agrees as follows for the benefit of the holders from time to time of the Notes hereinafter described:

1.	The Guarantor irrevocably guarantees payment in full, as and when the same becomes due and payable, of the principal of and interest, if any, on the promissory notes (the “Notes”) issued by Transocean Inc., a company organized under the laws of the Cayman Islands and a wholly-owned subsidiary of the Guarantor (the “Issuer”), from time to time before, on or after the date hereof, pursuant to the Issuing and Paying Agent Agreement, dated as of December 20, 2007, as the same may be amended, supplemented or modified from time to time, between the Issuer and Citibank, N.A. (the “Agreement”).

2.	The Guarantor’s obligations under this Guarantee shall be unconditional, irrespective of the validity or enforceability of any provision of the Agreement or the Notes.

3.	This Guarantee is a guaranty of the due and punctual payment (and not merely of collection) of the principal of and interest, if any, on the Notes by the Issuer and shall remain in full force and effect until all such amounts have been validly, finally and irrevocably paid in full, and shall not be affected in any way by any circumstance or condition whatsoever, including without limitation (a) the absence of any action to obtain such amounts from the Issuer, (b) any variation, extension, waiver, compromise or release of any or all of the obligations of the Issuer under the Agreement of the Notes or of any collateral security therefore or (c) any change in the existence or structure of, or the bankruptcy or insolvency of, the Issuer or by any other circumstance (other than by complete, irrevocable payment), that might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety. The Guarantor waives all requirements as to diligence, presentment, demand for payment, protest and notice of any kind with respect to the Agreement and the Notes.

4.	In the event of a default in payment of principal of or interest on any Notes, the holders of such Notes may institute legal proceedings directly against the Guarantor to enforce this Guarantee without first proceeding against the Issuer.

5.	This Guarantee shall remain in full force and effect or shall be reinstated (as the case may be) if at any time any payment by the Issuer of the principal of or interest, if any, on the Notes, in whole or in part, is rescinded or must otherwise be returned by the holder upon the insolvency, bankruptcy or reorganization of the Issuer or otherwise, all as though such payment had not been made.

6.	This Guarantee shall be governed by and construed in accordance with the laws of the State of New York.

7.(a)	The Guarantor hereby irrevocably accepts and submits to the non-exclusive jurisdiction of the United States federal courts located in the Borough of Manhattan and the courts of the State of New York located in the Borough of Manhattan.

(b)	The Guarantor hereby irrevocably designates, appoints and empowers Transocean Offshore Deepwater Drilling, Inc., with offices at 4 Greenway Plaza, Houston, Texas, 77046, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and its properties, assets and revenues, service for any and all legal process, summons, notices and documents which may be served in any such action, suit or proceeding brought in the courts listed in Section 7(a) which may be made on such designee, appointee and agent in accordance with legal procedures prescribed for such courts, with respect to any suit, action or proceeding in connection with or arising out of this Guarantee. If for any reason such designee, appointee and agent hereunder shall cease to be available to act as such, the Guarantor agrees to designate, appoint and empower a new designee, appointee and agent in the City of New York on the terms and for the purposes of this Section 7 satisfactory to two or more of the following: Goldman, Sachs & Co., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, and Barclays Capital Inc. (each, a “Dealer”). The Guarantor further hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents out of any of the aforesaid courts in any such action, suit or proceeding by serving a copy thereof upon the agent for service of process referred to in this Section 7 (whether or not the appointment of such agent shall for any reason prove to be ineffective or such agent shall accept or acknowledge such service) or by mailing copies thereof by registered or certified airmail, postage prepaid, to it at its address specified in or designated pursuant to this Guarantee. The Guarantor agrees that the failure of any such designee, appointee and agent to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon. Nothing herein shall in any way be deemed to limit the ability of the holders of any Notes to serve any such legal process, summons, notices and documents in any other manner permitted by applicable law or to obtain jurisdiction over the undersigned or bring actions, suits or proceedings against the undersigned in such other jurisdictions, and in such other manner, as may be permitted by applicable law. The Guarantor hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Guarantee brought in the courts listed in Section 7(a) and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

8.	To the extent that the Guarantor or any of its properties, assets or revenues may have or may hereafter become entitled to, or have attributed to it, any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding in connection with or arising out of this Guarantee, from the giving of any relief in any thereof, from setoff or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceeding may at any time be commenced, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Guarantee, the Guarantor hereby irrevocably and unconditionally waives, and agrees for the benefit of any Dealer and any holder from time to time of the Notes not to plead or claim, any such immunity, and consents to such relief and enforcement.

9.	Any payments under this Guarantee shall be in United States dollars and shall be free of all withholding, stamp and other similar taxes and of all other governmental charges of any nature whatsoever imposed by any jurisdiction in which the Guarantor is located or from which any such payment is made. In the event any withholding is required by law, the Guarantor agrees to (i) pay the same and (ii) pay such additional amounts which, after deduction of any such withholding, stamp or other taxes or governmental charges of any nature, whatsoever imposed with respect to the payment of such additional amount, shall equal the amount withheld pursuant to clause (i).

10.	The Guarantor agrees to indemnify each holder from time to time of Notes against any loss incurred by such holder as a result of any judgment or order being given or made for any amount due hereunder or thereunder and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than United States dollars and as a result of any variation as between (i) the rate of exchange at which the United States dollar amount is converted into the Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange at which such holder is able to purchase United States dollars with the amount of Judgment Currency actually received by such holder. The foregoing indemnity shall constitute a separate and independent obligation of the Guarantor and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.

11.(a)	The Guarantor will:

(1) ensure that the Issuer maintains its incorporation, day-to-day management and all board of directors meetings of the Issuer outside of Switzerland;

(2) not permit the Issuer to use the proceeds of Notes for any financing activities in Switzerland (other than dividends distributions, equity contributions and other activities as described in clauses (iii), (iv) and (v) below) or for any other purpose that would cause payments under the Notes to be subject to Swiss withholding taxes or Swiss issuance stamp taxes; and

(3) not permit any direct or indirect flow-back of proceeds of Notes to the Guarantor or any subsidiary of the Guarantor organized in Switzerland (each a “Swiss Group Company”), it being understood for purposes of interpreting this clause (3), that

(i) a direct flow-back will be deemed to occur if the Issuer grants a loan or other extension of credit to a Swiss Group Company from the proceeds of Notes;

(ii) an indirect flow-back will be deemed to occur if the Issuer first transfers proceeds of Notes to one or more other subsidiaries or other entities or persons, which would then make such proceeds of Notes available to a Swiss Group Company through a loan or other extension of credit;

(iii) equity contributions of rigs, financed with proceeds of Notes, made to Swiss Group Companies for the purpose of leasing such equipment to lessees outside Switzerland will not be deemed to be an unpermitted flow-back of such proceeds of Notes to such Swiss Group Companies;

(iv) future dividend distributions from the Issuer to the Guarantor will not be deemed to be an unpermitted flow-back of funds to the Guarantor or other Swiss Group Company; and

(v) notwithstanding the provisions in clauses (i) and (ii) above, to the extent that the Guarantor has furnished, with respect to any proposed use of proceeds of Notes, a tax ruling or a tax opinion that such use would not result in any payments under the Notes being subject to any Swiss withholding tax or Swiss issuance stamp tax, then such use will not be deemed to be an unpermitted flow-back of proceeds of Notes;

provided, however, that if as a result of any change in applicable Swiss tax laws or regulations or any rulings or interpretations thereof, any uses of proceeds of Notes described in clauses (iii), (iv) or (v) above are of a type determined to be unpermitted flow-back of such proceeds of Notes, then in such event the Guarantor shall not permit any such use of proceeds of Notes to be effected.

(b)	The Guarantor shall give each Dealer prompt written notice if the Guarantor becomes aware that any payments under the Notes have become subject to Swiss withholding tax or Swiss issuance stamp tax. If any determination is made that any such payments have become subject to Swiss withholding tax or Swiss issuance stamp tax (such determination to be deemed to have occurred upon (i) the Guarantor’s giving of such notice to at least one Dealer pursuant to the preceding sentence or (ii) any Dealer receiving notice thereof from any Swiss tax or other governmental authorities, or any opinion to such effect from Swiss tax counsel or accounting firm), then in such event at the written request of any Dealer, the Guarantor shall ensure that the Issuer establishes and maintains at all times a cash collateral account in an amount sufficient to pay all such taxes that may become payable for a period of the following three months. Any funds so held in such cash collateral account shall be subject to release upon receipt of a tax ruling or tax opinion to the effect that no payments under the Notes remain subject to Swiss withholding tax or Swiss issuance stamp tax with respect to such funds.

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be duly executed as of the day and year first above written.

Transocean Ltd.

By:	/s/ Chipman Earle
Name:	Chipman Earle
Title:	Associate General Counsel and Corporate Secretary

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